Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Fourth Quarter and Fiscal Year 2008 Results

Fourth quarter GAAP losses per share from continuing operations of $0.90

Fourth quarter non-GAAP earnings per share from continuing operations of $0.01

CHELMSFORD, Mass. – July 30, 2008 – Mercury Computer Systems, Inc. (NASDAQ: MRCY), a leading provider of high-performance computing solutions for image, sensor, and signal processing applications, reported operating results for its fourth quarter and fiscal year ended June 30, 2008.

In the fourth quarter, Mercury’s subsidiary, Visage Imaging®, sold its Embedded Systems and Professional Services businesses. All historical statements have been adjusted to reflect the sale of these businesses as a discontinued operation.

Fourth quarter revenues were $55.2 million, down 5% from the prior year’s fourth quarter and approximately flat with the third quarter of the current fiscal year.

Fourth quarter GAAP operating losses were $21.0 million. These losses include $18.0 million in goodwill impairment charges relating to our Visage Imaging and Avionics and Unmanned Systems Group (AUSG) businesses, and a $3.2 million gain relating to the sale of our AUSG intellectual property and inventory. Fourth quarter GAAP net losses from continuing operations were $19.5 million. GAAP diluted losses per share from continuing operations were $0.90 for the fourth quarter. GAAP operating losses include $21.3 million in charges, consisting of $1.0 million in stock-based compensation costs, $1.8 million in amortization of acquired intangible assets, $18.0 million in goodwill impairment, $3.7 million in restructuring costs, and the $3.2 million AUSG gain. Excluding the impact of these charges and the gain, fourth quarter non-GAAP operating income was $0.3 million. Fourth quarter non-GAAP net income from continuing operations was $0.2 million. Non-GAAP diluted earnings per share from continuing operations were $0.01 for the fourth quarter.

For the fiscal 2008 year, revenues were $209.9 million, a 3% decline from the 2007 fiscal year. GAAP operating losses were $37.9 million. Full-year GAAP net losses from continuing operations were $35.4 million. GAAP diluted losses per share from continuing operations were $1.64 for fiscal year 2008. GAAP operating losses include $38.5 million in charges, consisting of $10.4 million in stock-based compensation costs, $7.3 million in amortization of acquired intangible assets, $18.0 million in goodwill impairment charges relating to our Visage Imaging and AUSG businesses, $5.2 million in restructuring costs, the $3.2 million AUSG gain, and a $0.8 million inventory write-down associated with AUSG. Excluding the impact of these charges and the gain, full-year non-GAAP operating income was $0.6 million. Full-year non-GAAP net income from continuing operations was $3.3 million. Non-GAAP diluted earnings per share from continuing operations were $0.15 for fiscal year 2008.

Cash flows from operating activities were a net inflow of $2.5 million in the fourth quarter. Cash, cash equivalents, and marketable securities as of June 30, 2008 were $166.5 million, an increase of $4.3 million from the third quarter and an increase of $9.4 million for the full fiscal year.

“We continued to execute against our turnaround plan this quarter,” said President and Chief Executive Officer Mark Aslett. “Over the last eight months, we have made measurable progress operationally and financially, delivering financial results at or near the top end of our guidance range. The strategy we are executing is focused on unlocking the fundamental value of Mercury’s core ACS business, returning the Company to profitable operations, and preparing the business for renewed growth. Fiscal 2009 will be a pivotal transition year for the Company. We currently expect to exit the new fiscal year a more focused and profitable business, repositioned for sustainable growth in fiscal 2010 and beyond.”

Backlog

The Company’s total backlog at the end of the fourth quarter was $87.1 million, an $8.5 million increase from the same quarter last year. The total backlog decreased by $10.9 million from the third quarter of the current fiscal year. Of the current total backlog, $80.6 million represents shipments scheduled over the next 12 months. The book-to-bill ratio was 0.80 for the quarter and 1.04 for the full year.

Advanced Computing Solutions (ACS) — Revenues for the fourth quarter from ACS were $49.3 million, down $1.0 million or 2% from the third quarter, and represent 89% of the Company’s total revenues. Approximately 74% of ACS’s revenues related to defense, compared to approximately 62% in the same quarter last year. For the fiscal year, ACS revenues were $188.5 million.

Visage Imaging (Visage) — Revenues for the fourth quarter for Mercury’s wholly owned subsidiary were $2.5 million, an increase of $0.7 million from the third quarter of the fiscal year. For the fiscal year, Visage Imaging revenues were $8.7 million.

Other — Combined revenues for the fourth quarter from Mercury’s other business segments totaled $3.4 million. For the fiscal year, the revenues were $12.7 million.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given – either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For the first quarter of fiscal 2009, revenues are currently expected to be in the range of approximately $47 million to $49 million. At this range, GAAP earnings per share are currently expected to approximate breakeven. Management currently expects to be in a position to record a tax benefit against expected GAAP losses in the first quarter. Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, restructuring costs, and the difference between expected GAAP and non-GAAP tax benefit rates, first quarter fiscal year 2009 non-GAAP per share estimates are currently expected to be in the range of a loss of $0.07 to a loss of $0.03.

Fourth Quarter Highlights

April – Mercury announced it exclusively licensed the VistaNav® Synthetic Vision IP (intellectual property), developed by its Avionics and Unmanned Systems Group, to the Aerospace division of Honeywell International, Inc. Honeywell assumed sales and support of the VistaNav CIS (Cockpit Information System) situational awareness products.

April – Mercury announced that Visage Imaging GmbH, a component of its wholly owned subsidiary Visage Imaging, Inc., reached an agreement to sell the assets of its ES/PS businesses to companies held by Orgabit Datenservice GmbH, based in Germany. The ES/PS businesses were part of Mercury’s acquisition of SOHARD AG in July 2005.

May – Mercury debuted the PowerBlock™ 50 system, a high-performance, ultra-compact computer, at Critical Embedded Systems MediaFest 2008 in Scottsdale, AZ. Optimized for real-time image, sensor, and signal processing and ruggedized for harsh environments, the PowerBlock 50 packs 5x performance improvement over available systems, in a six-inch footprint that weighs in at 7 pounds. The PowerBlock 50 extends Mercury’s robust offering of computing solutions available in very small to large form factors to suit a broad range of customer applications.

May – Visage Imaging, Inc. announced it was selected by Dartmouth-Hitchcock Medical Center (DHMC) in New Hampshire to provide a 16-user Visage® CS Thin Client/Server system. DHMC, recently named one of the nation’s top hospitals by U.S. News and World Report, will be using Visage Imaging’s unique technology to further improve patient care.

May – Visage Imaging, Inc. announced it was selected by Tufts Medical Center, Boston, MA to provide a Visage CS Thin Client/Server system with the fully integrated Visage Cardiac Analysis Package. Tufts Medical Center is a world-class academic medical center offering outstanding patient care, teaching generations of future physicians the most advanced medical science and breaking new ground with ongoing, innovative research.

June – Mercury announced availability of the SR-110 10GE VXS Gateway, a revolutionary network-centric building block for VXS systems. The SR-110 10GE VXS Gateway brings the flexibility and extensibility of 10 Gigabit Ethernet to embedded signal processing, transporting data among multiple switch fabrics and I/O protocols and efficiently linking sub-systems based on different communications standards, without user intervention or translation.

Conference Call Information

Mercury will host a conference call on Wednesday, July 30, 2008 at 5:00 p.m. EDT to discuss the fourth quarter and fiscal 2008 results, and to review the financial and business outlook going forward.

To listen to the conference call, dial (888) 609-5666 in the USA and Canada, and (913) 312-1240 for all other countries. The conference code number is 7236243. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Wednesday, July 30 through 12:00 a.m. EDT on Friday, August 8. To access the replay, dial (888) 203-1112 in the USA and Canada, and (719) 457-0820 for all other countries. Enter access code 7236243. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain non-cash and other specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the Company’s strategic plans, rationalization of its business portfolio, its business outlook, and its fiscal 2009 business performance and beyond. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs and the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, inability to identify opportunities to rationalize the Company’s business portfolio in a timely manner or at all, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company's recent filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2007. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation

Mercury Computer Systems (www.mc.com) provides specialized, high-performance computing systems and software designed for complex HPC and embedded applications in a range of industries that include aerospace and defense, telecommunications, medical imaging, semiconductor, EDA, and more.

Our products blend unmatched expertise in algorithm optimization and silicon design with software application knowledge and industry-standard technologies. Mercury’s comprehensive, purpose-built solutions capture, process, and present data for the world’s largest medical imaging companies, 8 of the 10 top defense prime contractors, and other leading Fortune 500 and mid-market companies in semiconductor, energy, telecommunications, and other industries. Our dedication to performance excellence and collaborative innovation continues a 25-year history in enabling customers to gain the competitive advantage they need to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors. We are listed on the Nasdaq Global Select Market (NASDAQ: MRCY).

# # #

Contacts:

Mark Aslett, President and Chief Executive Officer

978-967-1776 / maslett@mc.com

Robert Hult, SVP, Chief Financial Officer

978-967-1990 / rhult@mc.com

PowerBlock is a trademark, and Visage and Visage Imaging are registered trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	June 30, 2007

Assets
Current assets:
Cash and cash equivalents	$59,045	$51,293
Marketable securities	60,205	72,482
Accounts receivable, net	33,109	35,688
Inventory	24,694	22,151
Deferred tax assets, net	—	1,637
Prepaid expenses and other current assets	8,790	9,714
Current assets of discontinued operations	—	786

Total current assets	185,843	193,751

Marketable securities	47,231	33,350
Property and equipment, net	11,183	14,733
Goodwill	80,956	93,999
Acquired intangible assets, net	7,501	14,526
Deferred tax assets, net	—	2,085
Other non-current assets	5,836	7,167
Non-current assets of discontinued operations	—	654

Total assets	$338,550	$360,265

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,171	$14,643
Accrued expenses	9,829	14,097
Accrued compensation	11,834	9,221
Notes payable and current capital lease obligation	125,301	140
Income taxes payable	1,383	1,273
Deferred revenues and customer advances	16,240	13,333
Current liabilities of discontinued operations	—	364

Total current liabilities	179,758	53,071

Notes payable and non-current capital lease obligation	18	125,083
Accrued compensation	1,709	1,918
Deferred tax liabilities	285	392
Deferred gain on sale-leaseback	9,027	10,184
Other long-term liabilities	1,241	960

Total liabilities	192,038	191,608

Shareholders’ equity:
Common stock	220	214
Additional paid-in capital	100,268	89,332
Retained earnings	40,575	75,988
Accumulated other comprehensive income	5,449	3,123

Total shareholders’ equity	146,512	168,657

Total liabilities and shareholders’ equity	$338,550	$360,265

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
	2008	2007	2008	2007
Net revenues	$55,190	$57,832	$209,903	$217,218
Cost of revenues (1)	23,759	25,196	83,833	95,056

Gross profit	31,431	32,636	126,070	122,162

Operating expenses:
Selling, general and administrative (1)	18,994	22,894	81,870	88,708
Research and development (1)	13,056	12,932	54,794	58,489
Amortization of acquired intangible assets	1,816	1,797	7,289	7,223
In-process research and development	—	—	—	3,060
Impairment of goodwill and long-lived assets (2)	17,983	1,895	17,983	1,974
Restructuring	3,715	4,463	5,194	5,482
Sale of long-lived assets	(3,151)	—	(3,151)	—

Total operating expenses	52,413	43,981	163,979	164,936

Loss from operations	(20,982)	(11,345)	(37,909)	(42,774)

Interest income	740	1,863	6,509	6,804
Interest expense	(839)	(847)	(3,363)	(4,241)
Other income, net	31	266	1,047	2,652

Loss from continuing operations before income taxes	(21,050)	(10,063)	(33,716)	(37,559)

Income (benefit) tax provision	(1,521)	10,249	1,683	2,561

Net loss from continuing operations	$(19,529)	$(20,312)	$(35,399)	$(40,120)
Income from discontinued operations	155	594	991	2,300
Loss on sale of discontinued operations	(1,005)	—	(1,005)	—

Net loss	$(20,379)	$(19,718)	$(35,413)	$(37,820)

Basic (loss) income per share:
Net loss from continuing operations	$(0.90)	$(0.95)	$(1.64)	$(1.89)
Income from discontinued operations	0.01	0.03	0.05	0.11
Loss on sale of discontinued operations	(0.05)	—	(0.05)	—

Net loss per share	$(0.94)	$(0.92)	$(1.64)	$(1.78)

Diluted (loss) income per share:
Net loss from continuing operations	$(0.90)	$(0.95)	$(1.64)	$(1.89)
Income from discontinued operations	0.01	0.03	0.05	0.11
Loss on sale of discontinued operations	(0.05)	—	(0.05)	—

Net loss per share	$(0.94)	$(0.92)	$(1.64)	$(1.78)

Weighted average shares outstanding:
Basic	21,785	21,331	21,639	21,221

Diluted	21,785	21,331	21,639	21,221

(1) Includes stock-based compensation expense, which was allocated as follows:
Cost of revenues	$(59)	$168	$470	$383
Selling, general and administrative	$754	$1,830	$7,520	$7,957
Research and development	$255	$568	$2,372	$2,246

(2) Impairment of goodwill and long-lived assets consists of:
Impairment of goodwill	$17,983	$—	$17,983	$—
Impairment of licensed technology	$—	$1,895	$—	$1,895
Impairment of non-compete agreement	$—	$—	$—	$79

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended June 30,		Year ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net loss	$(20,379)	$(19,718)	$(35,413)	$(37,820)
Depreciation and amortization	3,856	4,296	15,988	17,963
In-process research and development	—	—	—	3,060
Impairment of goodwill and long-lived assets	17,983	1,895	17,983	1,974
Other and non-cash items, net	(602)	8,610	11,370	12,398
Changes in operating assets and liabilities	1,607	11,962	3,798	(7,888)

Net cash provided by (used in) operating activities	2,465	7,045	13,726	(10,313)

Cash flows from investing activities:
(Purchases) sales of marketable securities, net	(60,094)	(5,556)	(4,545)	34,014
Purchases of property and equipment, net	(1,609)	(1,812)	(4,625)	(8,109)
Sale of building, net	—	26,365	—	26,365
Proceeds from sales of businesses and long-lived assets	3,998	—	3,998	—
Acquisitions, net of cash acquired, and acquired intangible assets	—	(6)	(2,400)	(1,618)
Redemption of life insurance policies	—	—	324	—

Net cash (used in) provided by investing activities	(57,705)	18,991	(7,248)	50,652

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	444	741	1,590	1,824
Repurchases of common stock	(494)	(167)	(1,010)	(507)
Payments of principal under notes payable and capital leases	(29)	(39)	(120)	(10,517)
Gross tax windfall from stock-based compensation	17	1	243	64
Increase in restricted cash	—	(3,000)	—	(3,000)

Net cash provided by (used in) financing activities	(62)	(2,464)	703	(12,136)

Effect of exchange rate changes on cash and cash equivalents	353	(31)	571	107

Net (decrease) increase in cash and cash equivalents	(54,949)	23,541	7,752	28,310

Cash and cash equivalents at beginning of period	113,994	27,752	51,293	22,983

Cash and cash equivalents at end of period	$59,045	$51,293	$59,045	$51,293

UNAUDITED SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP MEASURES

The Company provides non-GAAP operating income (losses), non-GAAP net income (losses) from continuing operations, and non-GAAP basic and diluted earnings (losses) from continuing operations per share as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. In accordance with SFAS No. 123R, stock-based compensation expense is calculated as of the grant date of each stock-based award, and generally cannot be changed or influenced by management after the grant date. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of SFAS No. 123R, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that either are not required to adopt SFAS No. 123R, or disclose non-GAAP financial measures that exclude stock-based compensation.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

In-process research and development. The Company incurs in-process research and development expenses when technological feasibility for acquired technology has not been established at the acquisition date and no future alternative use for such technology exists. These costs do not relate to the Company’s ongoing operations and generally cannot be changed or influenced by management at the time of or after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

Impairment of goodwill and long-lived assets. The Company incurs impairment charges of goodwill and long-lived assets (example, acquired intangible assets in business combinations, such as a non-compete agreement) based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results, and that exclusion of these expenses allows comparisons of operating results that are consistent across past, present and future periods.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this expense allows comparisons of operating results that are consistent across past, present and future periods.

Sale of long-lived assets. The Company recorded a significant gain in the fourth quarter of fiscal 2008 in connection with management’s decisions to sell off select assets of the Avionics and Unmanned Systems Group (AUSG) reporting unit. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this gain allows comparisons of operating results that are consistent across past, present and future periods.

Inventory writedown. The Company incurred a significant inventory writedown in the third quarter of fiscal 2008, resulting from the closure of one of our businesses. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this writedown allows comparisons of operating results that are consistent across past, present and future periods.

Tax valuation allowance. The Company records a tax valuation allowance as an expense item when it is "more likely than not" per FAS 109 criteria that the Company will not reap the benefits of the deferred tax assets (future deductible amounts derived from temporary differences between book and taxable income). Management believes these allowances are not indicative of ongoing operating results, and that exclusion of this expense item allows comparisons of operating results that are consistent across past, present and future periods.

Adjustments for related tax impact. Finally, for purposes of calculating non-GAAP net income (losses) from continuing operations and non-GAAP basic and diluted earnings (losses) from continuing operations per share, management adjusts the (benefit) provision for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on the Company’s income tax (benefit) provision.

Management excludes the above-described items and their related tax impact from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the non-GAAP financial adjustments described above, and investors should not infer from the Company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following tables reconcile the non-GAAP financial measures to their most directly comparable GAAP financial measures.

(in thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
	2008	2007	2008	2007
Loss from operations	$(20,982)	$(11,345)	$(37,909)	$(42,774)
Stock-based compensation	950	2,566	10,362	10,586
Amortization of acquired intangible assets	1,816	1,797	7,289	7,223
In-process research and development	—	—	—	3,060
Impairment of goodwill	17,983	—	17,983	—
Impairment of non-compete agreement	—	—	—	79
Restructuring	3,715	4,463	5,194	5,482
Sale of long-lived assets	(3,151)	—	(3,151)	—
Inventory writedown	—	—	792	—

Non-GAAP income (loss) from operations	$331	$(2,519)	$560	$(16,344)

	Three months ended June 30,		Year ended June 30,
	2008	2007	2008	2007
Net loss from continuing operations	$(19,529)	$(20,312)	$(35,399)	$(40,120)
Stock-based compensation	950	2,566	10,362	10,586
Amortization of acquired intangible assets	1,816	1,797	7,289	7,223
In-process research and development	—	—	—	3,060
Impairment of goodwill	17,983	—	17,983	—
Impairment of non-compete agreement	—	—	—	79
Restructuring	3,715	4,463	5,194	5,482
Sale of long-lived assets	(3,151)	—	(3,151)	—
Inventory writedown	—	—	792	—
Tax valuation allowance and tax impact of excluding the above items	(1,600)	10,620	257	5,900

Non-GAAP net income (loss) from continuing operations	$184	$(866)	$3,327	$(7,790)

Non-GAAP net income (loss) from continuing operations per share:
Basic	$0.01	$(0.04)	$0.15	$(0.37)

Diluted	$0.01	$(0.04)	$0.15	$(0.37)

Non-GAAP weighted average shares outstanding:
Basic	21,785	21,331	21,639	21,221

Diluted (1)	22,161	21,331	22,001	21,221

(1)	When calculating diluted earnings per share, convertible debt must be assumed to have converted if the effect on EPS would be dilutive. Assuming a 30% tax rate, dilution occurs when net income is $3.0 million per quarter. Accordingly, for non-GAAP net income (loss) from continuing operations per share for the three months and twelve months ended June 30, 2008 and June 30, 2007, diluted shares exclude the conversion of the convertible debt as the effect would be anti-dilutive.

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter ending September, 2008

	RANGE
	Income (Loss) Per Share - Diluted	Income (Loss) Per Share - Diluted
GAAP expectation	$—	$—
Adjustment to exclude stock-based compensation	0.07	0.07
Adjustment to exclude amortization of acquired intangible assets	0.06	0.06
Adjustment to exclude restructuring	0.01	0.01
Adjustment for tax impact	(0.21)	(0.17)

Non-GAAP expectation	$(0.07)	$(0.03)